Exhibit 10.31

March 27, 2007

Mr. James S. Alder
606 Chandon Court
Southlake, Texas 76092

Dear Jim:

Due to your outstanding and continued contribution to Celanese Corporation (the “Company”), we are offering you the following retention package to retain your services through December 31, 2010. Our offer is contingent upon you accepting this proposal and the Replacement EPP Program that was previously presented to you no later than April 2, 2007 and approval by our Compensation Committee.

Salary Level and Annual Bonus
You will be promoted to Salary Level 1 effective April 1, 2007. Salary Level 1 includes an annual bonus opportunity at target of 80% of your annual salary (the “Target”).

Base Salary and Annual Salary Increase
Your base salary will increase to $350,000 per year, effective April 1, 2007, payable in accordance with the Company’s normal payroll practice. On April 1, 2008, April 1, 2009 and April 1, 2010, your base salary will be increased by 10% of the prior year’s salary.

Retention Bonuses
You will be entitled to a retention bonus of $500,000 payable on or about January 1, 2010, and $1,000,000 payable on or about January 1, 2011.

Jim, we are most enthusiastic about your continued employment with the Company. If these provisions are agreeable to you, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Sincerely,

/s/  T. Denny Iker
T. Denny Iker
Senior Vice President, Human Resources

Agreed to this 2nd day of April, 2007

/s/  James S. Alder
James S. Alder

cc: Dave Weidman Tom Currier